Marlin Equity Partners Completes Take-Private Acquisition of Bazaarvoice
AUSTIN, Texas, February 1, 2018 – Bazaarvoice, Inc. (Nasdaq: BV), a leading provider of consumer-generated content (“CGC”), advertising and personalization solutions, announced today that it has been acquired by affiliates of Marlin Equity Partners. The transaction, originally announced on November 27, 2017, was completed on February 1, 2018, with Bazaarvoice stockholders receiving $5.50 per share in cash. Bazaarvoice's stockholders approved the transaction at a special meeting held on January 29, 2018.
“Our long-term strategy is to help brands and retailers around the world use CGC to enhance the customer experience and stand out in the constantly changing digital environment,” said Gene Austin, Chief Executive Officer and President of Bazaarvoice. “Marlin has a strong history of growing businesses in the software sector and we are excited to have a partner that is supportive of our vision to bring innovative e-commerce and data-driven solutions to market faster and more efficiently.”
“Bazaarvoice excels at providing today’s top brands and retailers with scalable consumer-generated content applications, services and data offerings,” said Nate Pingelton, a principal at Marlin. “We look forward to backing Bazaarvoice with additional financial resources and strategic support that will help accelerate growth, drive product innovation and allow the company to continue delivering best-in-class solutions to its customers.”
With the closing of the transaction, Bazaarvoice's common stock has ceased trading on NASDAQ under the symbol BV.
GCA acted as financial advisor and DLA Piper LLP (US) served as legal advisor to Bazaarvoice. Schulte Roth & Zabel LLP served as legal advisor to Marlin.
About Bazaarvoice
Bazaarvoice helps brands and retailers find and reach consumers, and win them with the content they trust. On a monthly basis, more than one-half billion consumers utilize the Bazaarvoice Network to view and share authentic consumer-generated content, including ratings and reviews, as well as curated visual content, across 5,500 brand and retail websites. This visibility into shopper behavior allows Bazaarvoice to capture unique first-party data and insights that enable its targeted advertising and personalization solutions. Founded in 2005, Bazaarvoice is headquartered in Austin, Texas with offices across North America, EMEA and APAC. For more information, please visit www.bazaarvoice.com.
About Marlin Equity Partners
Marlin Equity Partners is a global investment firm with over $6.7 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthen a company’s outlook and enhance value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 120 acquisitions. The firm is headquartered in Los Angeles, California with an additional office in London. For more information, please visit www.marlinequity.com.

Investor Relations Contact:
Linda Wells
Bazaarvoice, Inc.
415-582-6250
linda.wells@bazaarvoice.com
Media Contact:
Alison Kwong
Bazaarvoice, Inc.
512-551-6285
pr@bazaarvoice.com
Marlin Contact:
Peter Spasov
Marlin Equity Partners
310-364-0100
pspasov@marlinequity.com